EXECUTION COPY

Settlement Agreement
This Settlement Agreement (this "Agreement") dated as of February 6, 2015, is by and among the persons and entities listed on Exhibit A hereto (collectively, the "Shareholders", and individually each a "Shareholder") and The Manitowoc Company, Inc. (the "Company").
                                                                               WITNESSETH:
WHEREAS, the Shareholders are currently the beneficial owners of 10,582,660 shares (the "Shares") of the common stock, $0.01 par value per share, of the Company ("Common Stock"), which represents approximately 7.81% of the outstanding shares of Common Stock (based upon the 135,522,965 shares of Common Stock stated to be outstanding, as of September 30, 2014, by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed with the Securities and Exchange Commission ("SEC"));
WHEREAS, the Company's Board of Directors (the "Board" or the "Company Board") has determined that it is in the best interest of the Company's shareholders for the Company's management to pursue a plan to separate the Company's Cranes and Foodservice businesses into two independent, publicly-traded companies (the "Separation", and the effective time of the Separation, the "Separation Effective Time") to consist of a spun-off entity incorporated in the State of Delaware that will own and operate the Company's Cranes business or its Foodservice business ("SpinCo") and the Company, which will own and operate the other business (after the Separation Effective Time, "RemainCo"); and
WHEREAS, the Corporate Governance Committee of the Board (the "Governance Committee") and the Board have considered the qualifications of the Icahn Designees (as hereinafter defined).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
 SEPARATION OF BUSINESSES – GOVERNANCE
1.1            FoodserviceCo Corporate Governance Post-Separation

(a)            If immediately prior to the Separation Effective Time, the Shareholders then beneficially own an aggregate Net Long Position (as hereinafter defined) of at least 6,776,149 shares of Common Stock (as adjusted from time to time for any stock dividends, combination, splits, reverse stock splits, recapitalizations, or other similar occurrence) or 5% of the outstanding shares of Common Stock (the "Ownership Threshold") and no Shareholder or Icahn Designee has materially breached this Agreement or the Confidentiality Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, the Company will take such action (if it has not previously so acted) as permitted by law and necessary and appropriate to provide for the following, as of the Separation Effective Time (subject to subsection (b)) and until the conclusion of the FoodserviceCo Standstill Period (as hereinafter defined), except as may be approved by stockholders of the Company or SpinCo, as applicable, with regard to the entity that owns and operates the Company's Foodservice Business as of the Separation Effective Time ("FoodserviceCo"):

(i)            FoodserviceCo shall be a corporation incorporated under the laws of the State of Delaware;

(ii)            each member of the board of directors of FoodserviceCo (the "FoodserviceCo Board") will be annually elected for a one-year term (i.e., not a "staggered" board); provided that if immediately following the Separation Effective Time RemainCo is FoodserviceCo, then the Company shall be deemed to satisfy this requirement by complying with Section 1.2;

(iii)            FoodserviceCo's certificate or articles of incorporation and by-laws will enable a special meeting of stockholders to be requested by stockholders who then own not less than 10% of the outstanding shares of common stock of FoodserviceCo and meet reasonable requirements specified therein (including but not limited to advance notice, required disclosures, permitted matters and other terms which shall not in the aggregate be more restrictive than the stockholder special meeting rights provided for under the Company's by-laws as in effect as of the date hereof, but excluding any length of ownership or similar requirements); provided that (X) until such time after the Separation Effective Time that a single person or entity or "group" of persons or entities who have filed as a "group" as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), owns at least a majority of the outstanding shares of common stock of FoodserviceCo, business at stockholder-called special meetings shall not be authorized to include the removal of directors or the election of directors (which matters shall only be taken by the stockholders at an annual meeting or at a special meeting called by the FoodserviceCo Board) and (Y) following such time after the Separation Effective Time that a single person or entity or "group" of persons or entities who have filed as a "group" as defined under Section 13(d) of the Exchange Act owns at least a majority of the outstanding shares of common stock of FoodserviceCo, the removal, replacement and election of directors may occur at a special meeting called by stockholders of FoodserviceCo and shall not require a vote of more than a majority of shares of common stock of FoodserviceCo present and voted at such meeting;

(iv)            the provisions of FoodserviceCo's certificate or articles of incorporation and its by-laws will not, except as required by law, impose minimum voting requirements for which matters subject to a stockholder vote are deemed approved greater than requiring approval from a majority of the outstanding shares of common stock of FoodserviceCo;

(v)            if FoodserviceCo is SpinCo, then FoodserviceCo will schedule its first annual meeting of stockholders following the Separation no earlier than the nine-month anniversary of the Separation Effective Time and no later than the twelve-month anniversary of the Separation Effective Time; provided that if such twelve-month anniversary occurs within the 90-day period immediately following a fiscal year end, then this deadline will be extended until 135 days after that fiscal year end;

(vi)            (A) any Rights Plan adopted by the FoodserviceCo Board shall not have triggering "Acquiring Person" ownership thresholds below 20.0% of the then-outstanding shares of common stock of the FoodserviceCo  and (B) if not ratified by stockholders within one hundred thirty-five (135) days of such Rights Plan taking effect, shall automatically expire.   The term "Rights Plan" shall mean any plan or arrangement of the sort commonly referred to as a "rights plan" or "stockholder rights plan" or "shareholder rights plan" or "poison pill" that is designed to increase the cost to a potential acquirer of exceeding the applicable ownership thresholds through the issuance of new rights, common stock or preferred shares (or any other security or device that may be issued to stockholders of the Company or SpinCo, as the case may be, other than ratably to all stockholders of the Company or SpinCo, as the case may be) that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement;

(vii)            if FoodserviceCo receives a bona fide, binding premium offer from a third party (the "Initial Party") to acquire all of the outstanding shares of FoodserviceCo and rejects that offer in favor of an offer from another party (the "Other Party") that the FoodserviceCo Board deems superior, and if FoodserviceCo engages in substantive negotiations with such Other Party and provides material non-public information to it and the Initial Party then makes a "topping" bona fide, binding premium bid that is superior to the Other Party's offer and requests non-public information from FoodserviceCo, then FoodserviceCo will, subject to fiduciary duties of its Board of Directors and officers and compliance with contractual arrangements, enter into a confidentiality agreement with the Initial Party on customary terms that would enable non-competitively sensitive non-public information to be shared with such party; and

(viii)             the number of directors on the FoodserviceCo Board shall not exceed nine (9).  As used in this Agreement, "FoodserviceCo Standstill Period" means (x) the period specified in the definition of the SpinCo Standstill Period, if FoodserviceCo is SpinCo, or (y) the period specified in the definition of the Company Standstill Period, if FoodserviceCo is RemainCo.

(b)            The parties intend for FoodserviceCo to be SpinCo.  In the event that the Company reasonably determines that FoodserviceCo should be RemainCo, then the Company agrees to take such actions, including seeking shareholder approval where necessary, such that RemainCo complies with the requirements of this Section 1.1 as promptly as practicable, including, without limitation, by calling a special meeting of stockholders if necessary (provided that the Company shall not be required to call a special meeting of stockholders to occur within the ninety (90) days immediately following the Separation Effective Time) and by amending the terms of the Rights Agreement (as hereinafter defined) to be consistent with Section 1.1(a)(vi) hereof.  Without limitation, RemainCo will pursue appropriate and prompt action to reincorporate in the State of Delaware.

(c)            At the Separation Effective Time and all times thereafter until expiration of the Company Standstill Period or SpinCo Standstill Period, as applicable, FoodserviceCo's certificate or articles of incorporation and by-laws will not contain any provision that is inconsistent with the requirements of Section 1.1(a) hereof.

1.2            Company Staggered Board

During the Company Standstill Period, except to reduce the size of the Board, the Company will not amend, revoke or otherwise modify Section 2 of Article III of the Company's by-laws as disclosed by the Company in a Current Report on Form 8-K filed with the SEC on January 29, 2015, the effect of which is that each member of the Board of Directors of the Company will be annually elected for a one-year term (i.e., not a "staggered board"), such that at the 2015 annual meeting of shareholders (the "2015 Meeting"), which the Company hereby agrees shall be held no later than May 15, 2015, each of the members of the Board to be elected shall be elected for a one-year term as reflected in such by-laws.
ARTICLE 2
 BOARD OF DIRECTORS
2.1            Director Designees

(a)            If the Shareholders then beneficially own an aggregate Net Long Position of at least the Ownership Threshold and no Shareholder has materially breached this Agreement or the Confidentiality Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, then the Shareholders may deliver, on or after March 1, 2015 and on or before April 15, 2015, a request for the Company to appoint (a "Company Appointment Request") an Icahn designee to the Company Board.  If the Board approves such designee, which such approval shall not be unreasonably withheld, conditioned or delayed, then such designee shall be deemed a "Company Acceptable Person" (and if such proposed designee is not a Company Acceptable Person, then the Shareholders shall be entitled, without regard to any deadline contained in the previous sentence, to continue proposing designees until a proposed designee is a Company Acceptable Person) and the Board shall, no later than 10 days following approval of a Company Acceptable Person, take action to increase the size of the Board by one member and to appoint such designee (the "Icahn Company Designee") to fill the vacancy so created for a term no less than through the 2016 annual meeting of shareholders of the Company (the "2016 Meeting").

(b)            (i) If FoodserviceCo will be SpinCo, and if twenty-five (25) days immediately prior to the Separation Effective Time, the Shareholders beneficially own an aggregate Net Long Position of at least the Ownership Threshold and no Shareholder or Icahn Designee has materially breached this Agreement or the Confidentiality Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, then (A) no less than twenty (20) days prior to the Separation Effective Time, the Company shall provide a written request to the Shareholders requesting the name of an Icahn designee to be appointed to the board of directors of FoodserviceCo (the "FoodserviceCo Board"), and (B) no later than ten (10) days following receipt of such written request, the Shareholders shall notify the Company of the name of such designee to be appointed to the FoodserviceCo Board (a "FoodserviceCo Appointment Request").  If the Board approves such designee, which such approval shall not be unreasonably withheld, conditioned or delayed, then such designee shall be deemed a "FoodserviceCo Acceptable Person" (and if such proposed designee is not a FoodserviceCo Acceptable Person, then the Shareholders shall be entitled, without regard to any deadline contained in this Section 2.1(b)(i), to continue proposing designees until a proposed designee is a FoodserviceCo Acceptable Person) and the Company (or the FoodserviceCo Board, to the extent additional time is required to agree upon a FoodserviceCo Acceptable Person) shall appoint such designee (the "Icahn FoodserviceCo Designee") to the FoodserviceCo Board effective as of the Separation Effective Time (or such later time to the extent additional time is required to agree upon a FoodserviceCo Acceptable Person) if at the time of such appointment the Shareholders beneficially own an aggregate Net Long Position of at least the Ownership Threshold (or an aggregate Net Long Position of Voting Securities of FoodserviceCo equal to at least 5% of the outstanding Voting Securities of FoodserviceCo, if applicable) and no Shareholder or Icahn Designee has materially breached this Agreement or the Confidentiality Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach.

(ii)  If the entity that owns and operates the Company's Crane Business at the Separation Effective Time  ("CraneCo") will be SpinCo, and if twenty-five (25) days immediately prior to the Separation Effective Time, the Shareholders beneficially own an aggregate Net Long Position of at least the Ownership Threshold and no Shareholder or Icahn Designee has materially breached this Agreement or the Confidentiality Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, then (A) no less than twenty (20) days prior to the Separation Effective Time, the Company shall provide a written request to the Shareholders requesting the name of an Icahn designee to be appointed to the board of directors of CraneCo (the "CraneCo Board"), and (B) no later than ten (10) days following receipt of such written request, the Shareholders shall notify the Company of the name of such designee to be appointed to the CraneCo Board (a "CraneCo Appointment Request", and together with a Company Appointment Request and FoodserviceCo Appointment Request, an "Appointment Request").  If the Board approves such designee, which such approval shall not be unreasonably withheld, conditioned or delayed, then such designee shall be deemed a "CraneCo Acceptable Person" (and if such proposed designee is not a CraneCo Acceptable Person, then the Shareholders shall be entitled, without regard to any deadline contained in this Section 2.1(b)(ii), to continue proposing designees until a proposed designee is a CraneCo Acceptable Person) and the Company (or the CraneCo Board, to the extent additional time is required to agree upon a CraneCo Acceptable Person) shall appoint such designee (the "Icahn CraneCo Designee") to the CraneCo Board effective as of the Separation Effective Time (or such later time to the extent additional time is required to agree upon a CraneCo Acceptable Person) if at the time of such appointment the Shareholders beneficially own an aggregate Net Long Position of at least the Ownership Threshold (or an aggregate Net Long Position of Voting Securities of CraneCo equal to at least 5% of the outstanding Voting Securities of CraneCo, if applicable) and no Shareholder or Icahn Designee has materially breached this Agreement or the Confidentiality Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach.
(c)            In the event that the Icahn Company Designee refuses to be appointed to, resigns from (other than pursuant to Section 2.1(h)), or is rendered unable to serve on the Board, then the Shareholders shall be entitled to designate, and the Company shall appoint to the Board, a replacement (a "Company Replacement") that is approved by the Board, such approval not to be unreasonably withheld, conditioned or delayed (such approved Company Replacement shall be deemed a "Company Acceptable Person") (and if such proposed designee is not a Company Acceptable Person, the Shareholders shall be entitled to continue designating a Company Replacement until a proposed designee is a Company Acceptable Person).  In the event FoodserviceCo is SpinCo and the Icahn FoodserviceCo Designee refuses to be appointed to, resigns from (other than pursuant to Section 2.1(i)), or is rendered unable to serve on the FoodserviceCo Board, then the Shareholders shall be entitled to designate, and the Company or FoodserviceCo, as applicable, shall appoint to the FoodserviceCo Board, a replacement (a "FoodserviceCo Replacement") that is approved by the Board or the FoodserviceCo Board, as applicable, such approval, in each case, not to be unreasonably withheld, conditioned or delayed (such approved FoodserviceCo Replacement shall be deemed a "FoodserviceCo Acceptable Person") (and if such proposed designee is not a FoodserviceCo Acceptable Person, then the Shareholders shall be entitled to continue designating a FoodserviceCo Replacement until a proposed designee is a FoodserviceCo Acceptable Person).  In the event that CraneCo is SpinCo and the Icahn CraneCo Designee refuses to be appointed to, resigns from (other than pursuant to Section 2.1(j)), or is rendered unable to serve on the CraneCo Board, then the Shareholders shall be entitled to designate, and the Company or CraneCo, as applicable, shall appoint to the CraneCo Board, a replacement (a "CraneCo Replacement") that is approved by the Board or the CraneCo Board, as applicable, such approval, in each case, not to be unreasonably withheld, conditioned or delayed (such approved CraneCo Replacement shall be deemed a "CraneCo Acceptable Person") (and if such proposed designee is not a CraneCo Acceptable Person, then the Shareholders shall be entitled to continue designating a CraneCo Replacement until a proposed designee is a CraneCo Acceptable Person).  Prior to any such Company Replacement, FoodserviceCo Replacement or CraneCo Replacement (each a "Replacement") becoming a Board or FoodserviceCo Board or CraneCo Board member, as applicable, in replacement of an Icahn Company Designee, Icahn FoodserviceCo Designee or Icahn CraneCo Designee (each, an "Icahn Designee"), the Replacement shall execute a joinder agreement in the form attached hereto as Exhibit B.  Any such Replacement who executes such joinder and becomes a Board or FoodserviceCo Board or CraneCo Board member in replacement of an Icahn Designee shall be deemed to be an Icahn Company Designee, Icahn FoodserviceCo Designee or Icahn CraneCo Designee, as applicable, and an Icahn Designee for all purposes of this Agreement.

(d)            Notwithstanding anything in Sections 2.1(a), (b) or (c) to the contrary, the Company and SpinCo each agree that any person employed by Icahn Enterprises L.P. with the title of Managing Director or General Counsel (or any person senior to such titles) as of the date hereof shall be a Company Acceptable Person, a FoodserviceCo Acceptable Person or a CraneCo Acceptable Person, as applicable.

(e)            Subject to the right of the Shareholders to designate a Company Replacement as set forth in Section 2.1(c), the Icahn Company Designee shall serve until the 2016 Meeting, or until the Icahn Company Designee is required to resign, or resigns, in accordance with the terms of this Agreement or until his or her earlier death, resignation or removal by shareholders in accordance with Section 180.0808 of the Wisconsin Business Corporation Law ("WBCL"); provided that if FoodserviceCo is RemainCo, and if the first annual meeting of stockholders of the Company following the Separation (the "First Meeting") will occur prior to the nine-month anniversary of the Separation Effective Time, then the Company shall (i) nominate the Icahn Company Designee for election as a member of the Board at the First Meeting, (ii) include the Icahn Company Designee in the Company's slate of directors and in its proxy statement for the First Meeting, and (iii) use commercially reasonable efforts to cause the election of the Icahn Company Designee to the Board at the First Meeting (including soliciting proxies to vote for the Icahn Company Designee, recommending that the Company's stockholders vote in favor of the election of the Icahn Company Designee and otherwise supporting the Icahn Company Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports the Company's other nominees for election at the First Meeting in the aggregate).  The Shareholders and the Icahn Company Designee agree to provide the Company, in writing, with the information about the Icahn Company Designee that is required by applicable law or is otherwise necessary for inclusion in the Company's proxy materials for the First Meeting promptly after the Company requests such information from the Shareholders and the Icahn Company Designee (provided that such information is also generally required of all Board members), including, without limitation, that the Icahn Company Designee will submit a completed and executed questionnaire in the form that Company provides to outside directors generally.

(f)            (i) If FoodserviceCo will be SpinCo, subject to the right of the Shareholders to designate a FoodserviceCo Replacement as set forth in Section 2.1(c), the Icahn FoodserviceCo Designee shall serve until the first annual meeting of stockholders of FoodserviceCo after such Icahn FoodserviceCo Designee is appointed to the FoodserviceCo Board or until the Icahn FoodserviceCo Designee is required to resign, or resigns, in accordance with the terms of this Agreement or until his or her earlier death, resignation or removal by shareholders in accordance with Section 141(k) of the DGCL and FoodserviceCo's certificate or articles of incorporation and by-laws; provided that such first annual meeting of stockholders of FoodserviceCo shall occur no earlier than the nine-month anniversary of the Separation Effective Time and no later than the twelve-month anniversary of the Separation Effective Time (provided that if such twelve-month anniversary occurs within the 90-day period immediately following a fiscal year end, then this deadline will be extended until 135 days after that fiscal year end.

(ii)  If CraneCo will be SpinCo, subject to the right of the Shareholders to designate a CraneCo Replacement as set forth in Section 2.1(c), the Icahn CraneCo Designee shall serve until the first annual meeting of stockholders of CraneCo after such Icahn CraneCo Designee is appointed to the CraneCo Board or until the Icahn CraneCo Designee is required to resign, or resigns, in accordance with the terms of this Agreement or until his or her earlier death, resignation or removal by shareholders in accordance with Section 141(k) of the DGCL and CraneCo's certificate or articles of incorporation and by-laws; provided that such first annual meeting of stockholders of CraneCo shall occur no earlier than the nine-month anniversary of the Separation Effective Time and no later than the twelve-month anniversary of the Separation Effective Time (provided that if such twelve-month anniversary occurs within the 90-day period immediately following a fiscal year end, then this deadline will be extended until 135 days after that fiscal year end.
(g)            None of the Company, CraneCo nor FoodserviceCo shall be obligated to include any Icahn Designee on its slate of directors proposed for election at any annual or special meeting of the Company's, CraneCo's or FoodserviceCo's shareholders, except to the extent the Company is required pursuant to Section 2.1(e) to nominate the Icahn Company Designee at the First Meeting.

(h)            If (i) the Shareholders collectively cease to beneficially own an aggregate Net Long Position of at least the Ownership Threshold or (ii) any Shareholder or Icahn Designee materially breaches an obligation under this Agreement or the Confidentiality Agreement and fails to cure such breach within five business days of written notice from the Company specifying any such breach, then the Icahn Company Designee agrees to, and the Shareholders agree to cause the Icahn Company Designee to, promptly resign from the Board.

(i)            If, following the Separation, (i) the Shareholders collectively cease to beneficially own an aggregate Net Long Position of Voting Securities of SpinCo equal to at least 5% of the outstanding shares of Voting Securities of SpinCo or (ii) any Shareholder or Icahn Designee materially breaches an obligation under this Agreement or the Confidentiality Agreement and fails to cure such breach within five business days of written notice from the Company specifying any such breach, then the Icahn Designee serving on the board of directors of SpinCo (the "SpinCo Board"), agrees to, and the Shareholders agree to cause such Icahn Designee to, promptly resign from the SpinCo Board.

(j)            Prior to the Separation Effective Time, the Shareholders shall keep the Company, and after the Separation Effective Time, the Shareholders shall keep the Company and SpinCo, regularly apprised of the Net Long Position of the Shareholders and their Affiliates with respect to the securities of the Company and SpinCo, as applicable, to the extent that such position materially differs from the ownership positions publicly reported on the Shareholders' Schedule 13Ds with respect to the Common Stock and the common stock of SpinCo, as applicable, and amendments thereto. For purposes of this Agreement:  the term "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; the term "Net Long Position" shall mean such shares of Common Stock or common stock of SpinCo beneficially owned, directly or indirectly, that constitute such person's net long position as defined in Rule 14e-4 promulgated under the Exchange Act mutatis mutandis, provided that "Net Long Position" shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms "person" or "persons" shall mean any individual, corporation (including not-for-profit), general or limited.

ARTICLE 3
 COVENANTS
3.1            Covenants of the Shareholders

(a)            So long as the Company has not breached a Fundamental Covenant (as hereinafter defined) or materially breached any other provision of this Agreement, and failed to cure such breach of a Fundamental Covenant or other provision within five (5) days following receipt of written notice from a Shareholder of such breach, each of the Shareholders agrees that, and the Shareholders shall cause each of their controlled Affiliates to agree that, at the 2015 Meeting it shall vote, or cause to be voted, all of the shares of Common Stock beneficially owned by it (x) in favor of the election of each of the nominees on the slate of nominees recommended by the Board in the Company's proxy statement and on its proxy card; (y) in favor of the ratification of the appointment of the independent registered public accounting firm appointed by the Company for the then-current fiscal year; and (z) in favor of the advisory vote to approve the compensation of the Company's named executive officers.  Except as provided in the foregoing sentence, the Icahn Group shall not be restricted from voting "For" or "Against" or "Abstaining" from any other proposals at any annual or special meeting of the Company or SpinCo, including at the 2015 Meeting.  "Fundamental Covenants" shall mean (i) the covenant in Section 2.1(a) to take action to increase the size of the Board by one member and to appoint the Icahn Company Designee to fill the vacancy so created for a term no less than through the 2016 Meeting, (ii) the covenant in Section 2.1(b) to appoint either the Icahn FoodserviceCo Designee to the FoodserviceCo Board or the Icahn CraneCo Designee to the CraneCo Board, as applicable, in each case effective as of the Separation Effective Time and (iii) the covenant in Section 2.1(e).

(b)            Each of the Shareholders agrees that, from and including the date of this Agreement until the later of (x) the day that is 15 days prior to the last day of the advance notice deadline set forth in the Company's by-laws with respect to the (A) 2016 Meeting (which such deadline the Company agrees shall not be earlier than January 29, 2016 and shall not be later than February 15, 2016), if FoodserviceCo is SpinCo, or (B)  the Company's 2017 annual meeting of shareholders (which such deadline the Company agrees shall not be earlier than January 29, 2017 and shall not be later than February 15, 2017), if FoodserviceCo is RemainCo, and  (y) twenty-five days (25) after the date that no Icahn Designee (including for the avoidance of doubt any Replacement) serves on the Board (it being understood that if the Icahn Designee gives the Company at least twenty-five (25) days advance written notice of his or her intent to resign as a director prior to resigning, then the foregoing clause (y) shall refer to the date that no Icahn Designee (including for the avoidance of doubt any Replacement) serves on the Board rather than twenty-five (25) days after such date; it being further understood that if the Icahn Designee is no longer a member of the Board due to circumstances in which the Shareholders would be entitled to appoint a Replacement, then an Icahn Designee shall be deemed to continue to be a member of the Board for all purposes of this Agreement until such time as the Shareholders irrevocably waive in writing any right to either designate such a Replacement or appoint such a Replacement) (the "Company Standstill Period"), so long as the Company has not breached a Fundamental Covenant in any respect and has not breached any other provision of this Agreement in any material respect, and failed to cure such breach of a Fundamental Covenant or other provision within five (5) days following receipt of written notice from a Shareholder of such breach, neither such Shareholder nor any controlled Affiliates of such Shareholder will, directly or indirectly (it being understood and agreed that none of the following restrictions shall apply to any Icahn Designee solely in such person's capacity as a director of the Company or in any way prevent or restrict such director from discussing any of the matters described in the following restrictions privately with other members of the Board solely in such person's capacity as a director in a manner consistent with his or her fiduciary duties to the Company):

(i)            (A) seek any form of proxy from any person (other than the Shareholders and their Affiliates and those holding Common Stock of which the Shareholders or their Affiliates are the beneficial owners (as defined in Rule 13d-3 promulgated under the Exchange Act) of such Common Stock) for the voting of any Common Stock with respect to any matter for which a proxy statement has been filed with the SEC and proxies are being solicited, (B) make any statement to any holder of Common Stock (other than the Shareholders and their Affiliates and those holding Common Stock of which the Shareholders or their Affiliates are the beneficial owners (as defined in Rule 13d-3 promulgated under the Exchange Act) of such Common Stock) stating how the Shareholders or their Affiliates intend to vote their Common Stock with respect to any matter for which a proxy statement has been filed and proxies are being solicited, or (C) make any statement instructing any holder of Common Stock (other than the Shareholders and their Affiliates and those holding Common Stock of which the Shareholders or their Affiliates are the beneficial owners (as defined in Rule 13d-3 promulgated under the Exchange Act) of such Common Stock) how they should vote their Common Stock with respect to any matter for which a proxy statement has been filed and proxies are being solicited, in each case, other than encouragement, advice or influence that is consistent with the Company's management's recommendation with respect to such matter;

(ii)            form, join or in any way participate in a "group" (as defined in Section 13(d) of the Exchange Act), other than the group that exists as of the date hereof among the Shareholders and their controlled Affiliates, with other holders of Common Stock in connection with any of the foregoing;

(iii)            present at any annual meeting or any special meeting of the Company's shareholders any proposal for consideration for action by shareholders, propose any nominee for election to the Board (except as contemplated in Section 2.1) or seek the removal of any member of the Board;

(iv)            grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company's proxy card for any annual meeting or special meeting of shareholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case, except as provided in Section 3.1(a).

(v)            assert any right to inspect and/or copy any of the Company's books and records or shareholder list pursuant to the WBCL or on the basis of any common law right, including without limitation under Sections 180.1601-1604 of the WBCL; request that the Company approve an acquisition of Common Stock or a transaction for purposes of, or otherwise waive or exclude the applicability of, Section 180.1141 of the WBCL; or request that the Company waive or exclude the applicability of Section 180.1150 of the WBCL, in each case, except as is reasonably necessary to enable them to effect a tender offer or exchange offer permitted under Section 3.1(b)(viii);

(vi)            institute, solicit, assist or join, as a party, any litigation, arbitration or other similar proceeding against or involving the Company, its subsidiaries or any of their current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(vii)            acquire beneficial ownership of Voting Securities of the Company in an amount that would result in the beneficial ownership of the Shareholders, together with all of their Affiliates, exceeding (in the aggregate) 20% of the outstanding Voting Securities of the Company; provided that, for the avoidance of doubt, the foregoing 20% limitation in this Section 3.1(b)(vii) should not be construed as approval (A) for purposes of Section 180.1141 of the WBCL or Article 5 of this Agreement, of the purchase by the Shareholders of any "stock" (as such term is defined in Section 180.1140(10) of the WBCL) of the Company or (B) for purposes of Section 203 of the DGCL, of any transaction that resulted or may result in the Shareholders or any Shareholder becoming an "interested stockholder" (as such term is defined in Section 203 of the DGCL); and provided further that if the Shareholders commence a tender offer or exchange offer permitted under Section 3.1(b)(viii), then the Shareholders may consummate such tender or exchange offer so long as the Shareholders will thereby acquire beneficial ownership of at least a majority of the outstanding shares of Common Stock and may thereafter acquire beneficial ownership of additional Voting Securities of the Company;

(viii)            seek, propose, participate in, support, make any public announcement with respect to, facilitate or assist any third party to seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization, extraordinary dividend, significant share repurchase or similar transaction of or involving the Company or any of its Affiliates (other than SpinCo after the Separation Effective Time) (collectively, a "Company Extraordinary Transaction"); provided that the Shareholders shall be permitted to sell or tender their Voting Securities of the Company, and otherwise receive consideration, pursuant to any Company Extraordinary Transaction; and provided further that (A) if a third party (not a party to this Agreement or an affiliate of a party) commences a tender offer or exchange offer for all of the outstanding Voting Securities of the Company that is recommended by the Company Board in its Recommendation Statement on Schedule 14D-9, then the Shareholders shall similarly be permitted to commence a tender offer or exchange offer for all of the outstanding Voting Securities of the Company at the same or higher consideration per share and (B) the Company may waive the restrictions in this clause (viii) with the approval of the Board;

(ix)            request a special meeting of shareholders, support any third party in any attempt to call a special meeting of shareholders or take any actions that would require the Company to call a special meeting of shareholders pursuant to Section 180.1150 of the WBCL;

(x)            direct or instruct any of their respective subsidiaries, officers, directors, employees or controlled Affiliates to take any of the actions expressly set forth in clauses (i) to (ix) and (xi), or advise or assist any third party with respect to any such action; or

(xi)            request that the Company, or its officers or directors or any of its Affiliates, directly or indirectly, amend or waive any provision of this Section 3.1(b) or Section 3.1(c) in a manner that would reasonably likely require public disclosure.  As used in this Agreement, the term "Voting Securities" shall mean common stock and any other equity securities of the Company or SpinCo, as applicable, having the power to vote in the election of members of the Board or the SpinCo Board, as applicable, or securities convertible into, or exercisable or exchangeable for common stock or such other equity securities, whether or not subject to the passage of time or other contingencies.  As used in Sections 3.1(b)(vii) and 3.1(c)(vii), the term "beneficial ownership" of "Voting Securities" means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person's controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person's controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person's Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person's Affiliates may have entered into other transactions that hedge the economic effect of such beneficial ownership of Voting Securities.    For purposes of Sections 3.1(b)(vii) and 3.1(c)(vii), no person shall be, or be deemed to be, the "beneficial owner" of, or to "beneficially own," any securities beneficially owned by any director of the Company or SpinCo to the extent such securities were acquired directly from the Company or SpinCo by such director as or pursuant to director compensation for serving as a director of the Company or SpinCo.

(c)            Each of the Shareholders agrees that from the Separation Effective Time until the later of (x) the earlier of (A) the day that is 15 days prior to the last day of the advance notice deadline set forth in SpinCo's by-laws with respect to the first annual meeting of stockholders of SpinCo and (B) the nine-month anniversary of the Separation Effective Time and (y) twenty-five (25) days after the date that no Icahn Designee (including for the avoidance of doubt any Replacement) serves on the SpinCo Board (it being understood that if the Icahn Designee gives SpinCo at least twenty-five (25) days advance written notice of his or her intent to resign as a director prior to resigning, then the foregoing clause (y) shall refer to the date that no Icahn Designee (including for the avoidance of doubt any Replacement) serves on the SpinCo Board rather than twenty-five (25) days after such date; it being further understood that if the Icahn Designee is no longer a member of the SpinCo Board due to circumstances in which the Shareholders would be entitled to appoint a Replacement, then an Icahn Designee shall be deemed to continue to be a member of the SpinCo Board for all purposes of this Agreement until such time as the Shareholders irrevocably waive in writing any right to either designate such a Replacement or appoint such a Replacement) (the "SpinCo Standstill Period"), so long as SpinCo has not breached a Fundamental Covenant relevant to it in any respect and has not breached any other provision of this Agreement in any material respect, and failed to cure such breach of a Fundamental Covenant or other provision within five (5) days following receipt of written notice from a Shareholder of such breach, neither such Shareholder nor any controlled Affiliates of such Shareholder will, directly or indirectly (it being understood and agreed that none of the following restrictions shall apply to any Icahn Designee solely in such person's capacity as a director of SpinCo or in any way prevent or restrict such director from discussing any of the matters described in the following restrictions privately with other members of the SpinCo Board in a manner consistent with his or her fiduciary duties to SpinCo):

(i)            (A) seek any form of proxy from any person (other than the Shareholders and their Affiliates and those holding Voting Securities of SpinCo of which the Shareholders or their Affiliates are the beneficial owners (as defined in Rule 13d-3 promulgated under the Exchange Act)) for the voting of any Voting Securities of SpinCo with respect to any matter for which a proxy statement has been filed with the SEC and proxies are being solicited, (B) make any statement to any holder of Voting Securities of SpinCo (other than the Shareholders and their Affiliates and those holding Voting Securities of SpinCo of which the Shareholders or their Affiliates are the beneficial owners (as defined in Rule 13d-3 promulgated under the Exchange Act)) stating how the Shareholders or their Affiliates intend to vote their Voting Securities of SpinCo with respect to any matter for which a proxy statement has been filed and proxies are being solicited, or (C) make any statement instructing any holder of such Voting Securities of SpinCo (other than the Shareholders and their Affiliates and those holding Voting Securities of SpinCo of which the Shareholders or their Affiliates are the beneficial owners (as defined in Rule 13d-3 promulgated under the Exchange Act)) how they should vote their Voting Securities  with respect to any matter for which a proxy statement has been filed and proxies are being solicited, in each case, other than encouragement, advice or influence that is consistent with the Company's management's recommendation with respect to such matter;

(ii)            form, join or in any way participate in a "group" (as defined in Section 13(d) of the Exchange Act), other than the group the that exists as of the date hereof among the Shareholders and their controlled Affiliates, with other holders of Voting Securities of SpinCo in connection with any of the foregoing;

(iii)            present at any annual meeting or any special meeting of SpinCo's shareholders any proposal for consideration for action by shareholders, propose any nominee for election to the SpinCo Board (except as provided in Section 2.1) or seek the removal of any member of the SpinCo Board;

(iv)            grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in SpinCo's proxy card for any annual meeting or special meeting of shareholders) or deposit any Voting Securities of SpinCo in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like).

(v)            assert any right to inspect and/or copy any of FoodServiceCo's books and records or shareholder list pursuant to the DGCL, the WBCL or on the basis of any common law right, including without limitation under Section 220 of the DGCL; or request that the Company approve an acquisition of Common Stock or a transaction for purposes of, or otherwise waive or exclude the applicability of Section 203 of the DGCL or Section 180.1141 of the WBCL, in each case, except as is reasonably necessary to enable Shareholders to effect a tender offer or exchange offer permitted under Section 3.1(c)(viii);

(vi)            institute, solicit, assist or join, as a party, any litigation, arbitration or other similar proceeding against or involving the SpinCo, its subsidiaries or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(vii)            acquire beneficial ownership of Voting Securities of SpinCo in an amount that would result in the beneficial ownership of the Shareholders, together with all of their Affiliates, exceeding (in the aggregate) 20% of the outstanding Voting Securities of SpinCo; provided that, for the avoidance of doubt, the foregoing 20% limitation in this Section 3.1(c)(vii) should not be construed as approval (A) for purposes of Section 180.1141 of the WBCL or Article 5 of this Agreement, of the purchase by the Shareholders of any "stock" (as such term is defined in Section 180.1140(10) of the WBCL) of SpinCo or (B) for purposes of Section 203 of the DGCL, of any transaction that resulted or may result in the Shareholders or any Shareholder becoming an "interested stockholder"  of SpinCo (as such term is defined in Section 203 of the DGCL); and provided further that if the Shareholders commence a tender offer or exchange offer permitted under Section 3.1(c)(viii), then the Shareholders may consummate such tender or exchange offer so long as the Shareholders will thereby acquire beneficial ownership of at least a majority of the outstanding shares of common stock of SpinCo and may thereafter acquire beneficial ownership of additional Voting Securities of the SpinCo;

(viii)            seek, propose, participate in, support, make any public announcement with respect to, facilitate or assist any third party to seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization, extraordinary dividend, significant share repurchase or similar transaction of or involving SpinCo or any of its Affiliates (other than the Company after the Separation Effective Time) (collectively, a "SpinCo Extraordinary Transaction"); provided that the Shareholders shall be permitted to sell or tender their Voting Securities of SpinCo, and otherwise receive consideration, pursuant to any SpinCo Extraordinary Transaction; and provided further that (A) if a third party (not a party to this Agreement or an affiliate of a party) commences a tender offer or exchange offer for all of the outstanding Voting Securities of SpinCo that is recommended by the SpinCo Board in its Recommendation Statement on Schedule 14D-9, then the Shareholders shall similarly be permitted to commence a tender offer or exchange offer for all of the outstanding Voting Securities of SpinCo at the same or higher consideration per share and (B) SpinCo may waive the restrictions in this clause (viii) with the approval of its board of directors;

(ix)            request a special meeting of shareholders or support any third party in any attempt to call a special meeting of shareholders of SpinCo;

(x)            direct or instruct any of their respective subsidiaries, officers, directors, employees or controlled Affiliates to take any of the actions expressly set forth in clauses (i) to (ix) and (xi), or advise or assist any third party with respect to any such action; or

(xi)            request that SpinCo or its officers or directors or any of its Affiliates, directly or indirectly, amend or waive any provision of this Section 3.1(c) in a manner that would reasonably likely require public disclosure.

(d)            The Shareholders shall, and shall cause their applicable Affiliates to, promptly file an amendment to their Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.  The Shareholders shall also provide the Company and its counsel with a copy of such amendment to their Schedule 13D in advance of filing such amendment with the SEC and shall consider any reasonable comments proposed in a timely manner by the Company.

(e)            As a condition to his or her appointment to the Board or the FoodserviceCo Board or the CraneCo Board, as applicable, each Icahn Designee agrees that he or she will be bound by all current policies, codes and guidelines applicable to directors of the Company or FoodserviceCo or CraneCo, as applicable, in effect as of the date hereof; provided that none of the Shareholders or their Affiliates (other than the Icahn Designees) shall be subject to any such policy, code or guidelines, whether in effect as of the date hereof or adopted after the date of this Agreement. Each Icahn Designee acknowledges that, apart from this Agreement, as a director, he or she will be bound by all then current policies, codes and guidelines applicable to directors of the Company or FoodserviceCo or CraneCo, as applicable, in effect from time to time during his or her service as a director; provided that any violation of such policies, codes or guidelines by an Icahn Designee shall not be, and shall not be deemed to be, a breach of this Agreement.

3.2            Covenants of the Company

(a)            The Company shall promptly file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)            The Company shall provide the Shareholders and their counsel with a copy of the Form 8-K referenced in clause (a) in advance (but in no event later than one day) of filing such Current Report on Form 8-K and shall consider any reasonable comments proposed in a timely manner by the Shareholders.

(c)            During the Company Standstill Period, the Company agrees not to reduce the ownership threshold (as it applies to shareholders generally and/or to the Shareholders specifically) included in the Rights Agreement between the Company and Computershare Trust Company, N.A., dated as of March 21, 2007 (or any replacement, amended or modified Rights Plan, the "Rights Agreement"), to below 20% of the then total outstanding Voting Securities.

(d)            Except as expressly permitted by this Agreement, (i) from the date of the appointment of the Icahn Company Designee to the end of the Company Standstill Period, the Company agrees not to propose or seek the removal of the Icahn Company Designee from the Board and (ii) from the Separation Effective Time to the end of the SpinCo Standstill Period, SpinCo agrees not to propose or seek the removal of the Icahn Designee from its board of directors.

(e)            Immediately prior to the Separation Effective Time, the Company shall cause SpinCo to execute and deliver to Shareholders a joinder agreement in the form attached hereto as Exhibit C.

(f)            Upon becoming a member of the Board or the FoodserviceCo Board or the CraneCo Board, as applicable, each Icahn Designee shall have the same rights (including for the avoidance of doubt with respect to consideration for committee appointments) and duties as any other board member of the Company or FoodserviceCo or CraneCo, as applicable.  From and after the date of appointment of an Icahn Designee, so long as the Icahn Designee is a member of the Board or the FoodserviceCo Board or the CraneCo Board, as applicable, (1) such board shall not form an Executive Committee or any other committee with functions similar to those customarily granted to an Executive Committee unless the Icahn Designee is offered membership on such committee, (2) the Icahn Designee shall be offered membership on the Compensation Committee or the Corporate Governance Committee of such board of directors, and (3) with respect to any consideration by such board of appointment and employment of the CEO and CFO, mergers, acquisitions of material assets, dispositions of material assets, or any other  Company Extraordinary Transaction or SpinCo Extraordinary Transaction, as applicable, such consideration, and voting with respect thereto, shall take place only at the full board level or in committees of which the Icahn Designee is a member (subject to recusal of the Icahn Designee from such portions of board or committee meetings, if any, involving actual conflicts between the Company or FoodserviceCo or CraneCo, as applicable, and one or more of the Shareholders).

(g)            For any annual meeting of stockholders of the Company subsequent to the 2015 Meeting, the Company shall notify the Shareholders in writing no less than thirty (30) days before the last day of the advance notice deadline set forth in the Company's bylaws if the Icahn Company Designee will be nominated by the Company for election as a director at such annual meeting and, if the Icahn Designee is to be so nominated, shall use reasonable best efforts to cause the election of the Icahn Company Designee so nominated by the Company (including soliciting proxies to vote for the Icahn Company Designee, recommending that the Company's shareholders vote in favor of the election of the Icahn Company Designee and otherwise supporting the Icahn Company Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports the Company's other nominees for election at such meeting in the aggregate).

(h)            For any annual meeting of stockholders of SpinCo subsequent to Separation Effective Time, SpinCo shall notify the Shareholders in writing no less than thirty (30) days before the last day of the advance notice deadline set forth in SpinCo's bylaws if the relevant Icahn Designee will be nominated by SpinCo for election as a director at such annual meeting and, if the relevant Icahn Designee is to be so nominated, shall use reasonable best efforts to cause the election of such Icahn Designee so nominated by SpinCo (including soliciting proxies to vote for such Icahn Designee, recommending that SpinCo's shareholders vote in favor of the election of such Icahn Designee and otherwise supporting such Icahn Designee for election in a manner no less rigorous and favorable than the manner in which SpinCo supports SpinCo's other nominees for election at such meeting in the aggregate).

(i)            To the extent permitted by law and the Company's existing insurance coverage or the insurance coverage of SpinCo, as applicable, from and after the date that an Icahn Designee is appointed to the Company Board or the FoodserviceCo Board or the CraneCo Board, as applicable, each Icahn Designee shall be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are directors of the Company or FoodserviceCo or CraneCo, as applicable, at such time.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES
4.1            Representations of the Shareholders

The Shareholders represent and warrant as follows:
(a)            The Shareholders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby

(b)            (i) The Shareholders, together with their Affiliates and any "group" that the Shareholders are part of, beneficially own and have the power to vote, directly or indirectly, an aggregate of 10,582,660 shares of Common Stock, (ii) except for such ownership, do not beneficially own any Common Stock, or securities relating to Common Stock; and (iii) have a Net Long Position of 10,582,660 shares of Common Stock

(c)            To the knowledge of the Shareholders, each Icahn Designee (A) is "independent" under the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Exchange Act, (B) is not an "interested person", as defined in the Investment Company Act of 1940, as amended, of the Shareholders and (C) has no agreements, arrangements or understandings (whether compensatory or otherwise) with any of the Shareholders or their Affiliates directly relating to the Shareholders' investment in Common Stock, other than general employment agreements.

4.2            Representations of the Company

The Company represents and warrants that the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and that the Board has approved the terms and provisions of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement.
ARTICLE 5
 WISCONSIN BUSINESS COMBINATION STATUTE
5.1            Approval of Ownership

The Company represents and warrants that (i) the Board has, subject to the execution and delivery of this Agreement by all of the Shareholders and to the provisions of Section 5.2, approved, effective as of the date hereof, for purposes of Section 180.1141 of the WBCL, the purchase by the Shareholders (whether directly or through one or more of their controlled Affiliates) of additional "stock" (as such term is defined in Section 180.1140(10) of the WBCL) of the Company that would result in the Shareholders or their controlled Affiliates becoming the "beneficial owner" (as such term is defined in Section 180.1140(3) of the WBCL) of up to, but not more than, 14.99% of the outstanding "voting stock" (as such term is defined in Section 180.1140(13) of the WBCL) of the Company, subject to the last two sentences of this Section 5.1; and (ii) because (assuming the accuracy of the Shareholders' representation contained in Section 4.1(b)(i)) the approval by the Board of the purchase by the Shareholders (whether directly or through one or more of their controlled Affiliates) of additional stock of the Company in clause (i) is effective prior to the "stock acquisition date" (as such term is defined in Section 180.1140(11) of the WBCL) with respect to the Shareholders and their controlled Affiliates, the Shareholders and their controlled Affiliates, collectively, and each of them individually so long as each is part of a "group" (as defined in Section 13(d) of the Exchange Act) among the Shareholders and their controlled Affiliates, shall not be, nor shall they be deemed to be, an "interested stockholder" (as such term is defined in Section 5.2) or subject to the prohibition against a "business combination" (as such term is defined in Section 180.1140(4) of the WBCL) with the Company under Section 180.1141 of the WBCL, in each case as a result of the acquisition of additional voting stock of up to, but not more than, 14.99% of the outstanding voting stock of the Company.  Notwithstanding the foregoing, such Board approval shall terminate and be of no further force and effect in the event that after first purchasing additional stock of the Company such that they beneficially own greater than 10.00% of the outstanding voting stock of the Company, the Shareholders (whether directly or through one or more of their controlled Affiliates) subsequently sell, transfer or otherwise dispose of voting stock of the Company such that the Shareholders cease to be the "beneficial owner" of greater than 10.00% of the outstanding voting stock of the Company. Further, if the Shareholders, at any time, beneficially own more than 14.99% of the Company's then outstanding voting stock in the aggregate due solely to a reduction in the outstanding shares of Common Stock (whether or not the Shareholders were aware of such a reduction in the outstanding Common Stock), the approval provided by this Section 5.1 shall not be, and shall not be deemed to be, terminated and shall remain in force and effect in accordance with this Section 5.1, and no Shareholder shall be deemed to be an "interested stockholder" under Section 5.2 below, in each case, unless and until such later time as the Shareholders acquire additional "voting stock" of the Company.  It is understood that, for purposes of this Article 5, the 14.99% shall be calculated using the number of outstanding shares of Common Stock as most recently publicly disclosed by the Company in a report on Form 10-K, Form 10-Q or Form 8-K, as filed with the SEC.
5.2            Limited Approval

The provisions of Sections 180.1140, 180.1141, 180.1142, 180.1143 and 180.1144, and any applicable definitions in Section 180.0103, of the WBCL, as in effect on the date hereof, are hereby incorporated by reference into this Agreement for purposes of this Article 5 only, provided that (i) the definition of "interested stockholder" contained in Section 180.1140(8) of the WBCL is deemed amended to substitute 15% for 10% wherever 10% appears in such definition and (ii) Section 180.1143(3) of the WBCL is deemed amended to substitute 15% for 10% wherever 10% appears therein.  If at any time the Shareholders become an "interested stockholder" under such amended definition, subject to the last two sentences of Section 5.1 above, the provisions of Sections 180.1140, 180.1141, 180.1142, 180.1143 and 180.1144, and any applicable definitions in Section 180.0103, of the WBCL shall govern.  The consummation (or attempted consummation) of a "business combination" by any Shareholder or any controlled Affiliate or "associate" (as defined in Section 180.1140(2) of the WBCL) of a Shareholder who at the time is an "interested stockholder" (as such term is defined in this Section 5.2) of the Company in a manner that is prohibited by the provisions of the WBCL as incorporated by reference and amended herein (including, without limitation, with changes to the percentages contained in the first sentence of this Section 5.2) shall be deemed to be a breach (or threatened breach) of this Agreement by the Shareholders.  For the avoidance of doubt, no purchase or other acquisition of Common Stock by the Shareholders, including, without limitation, any such purchase or acquisition as a result of which the Shareholders or their controlled Affiliates become the beneficial owner of greater than 14.99% of the outstanding voting stock of the Company, shall be, in and of itself, a violation or breach of any of the provisions of this Article 5.

5.3            Effect of Approval
The Company agrees that it shall not at any time reduce, revoke, amend or otherwise modify the approval granted in this Article V without the prior written consent of the Shareholders.  The Shareholders acknowledge that the approval granted in Section 5.1 above is limited as set forth in this Article 5 and is effective only to the extent of such limitation.

ARTICLE 6
 GENERAL
6.1            Notices
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile or electronic mail, upon confirmation of receipt:
If to the Company:
The Manitowoc Company, Inc.
2400 South 44th Street
Manitowoc, WI  54221
Attention:  Maurice D. Jones
 Email:  Maurice.Jones@Manitowoc.com
With a copy to (which shall not constitute notice):
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Attention:  Jay O. Rothman
Email:  JRothman@foley.com

Attention:  Patrick G. Quick
Email:  PGQuick@foley.com

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606

Attention:  Gary P. Cullen
 Email:  Gary.Cullen@skadden.com
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
 New York, New York 10036
Attention:  Richard J. Grossman
 Email:  richard.grossman@skadden.com
If to the Shareholders:
Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
 New York, New York 10153
Attention:  Keith Cozza
 Email: KCozza@sfire.com
with a copy to (which shall not constitute notice):
Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
 New York, New York 10153
Attention:  Andrew Langham; Louie Pastor
Email:  alangham@sfire.com; LPastor@sfire.com
6.2            No Third-Party Beneficiaries
Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party; provided that from and after the Separation Effective Time, SpinCo shall be a beneficiary of this Agreement and both SpinCo and the Company shall be bound to this Agreement as applicable.

6.3            Confidentiality
The Company and SpinCo hereby agree that:  (i) each Icahn Designee is permitted to and may provide confidential information to the Shareholders and their representatives subject to and in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit D (the "Confidentiality Agreement"), (ii) the Company will execute and deliver the Confidentiality Agreement to the Shareholders substantially contemporaneously with execution and delivery thereof by the other signatories thereto and (iii)  prior to the Separation Effective Time, SpinCo will execute and deliver to the Shareholders a confidentiality agreement substantially in the form of the Confidentiality Agreement (except that SpinCo shall replace the Company as the signing person).
6.4            Communications; Publicity
(a)            The parties agree that the press releases attached as Exhibit E and Exhibit F will be issued upon execution of this Agreement, and no party will make any statement that is inconsistent with such press release, through any media, whether written or oral.

(b)            During the Company Standstill Period:  (i) the Shareholders, their respective officers and directors and the Shareholders' controlled Affiliates shall refrain from making or causing to be made, by press release or similar public statement, whether written or oral, to the press or media (including via any form of social media), or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) the Company, its officers or directors or any person who has served as an officer or director of the Company in the past; provided, that, with respect to any statement or announcement reflecting business criticism that is made in writing, the Shareholders shall provide the Company with a copy of such statement or announcement at least forty-eight (48) hours (such time to commence at the time notice is provided to the Company setting forth such statement in accordance with Section 6.1) prior to making such statement (or such earlier time as the Company shall have made such statement public), and (ii) the Company, its Affiliates and their respective officers and directors shall refrain, from making or causing to be made, by press release or similar public statement, whether written or oral, to the press or media, or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) the Shareholders, their officers or directors or any person who has served as an officer or director of the Shareholders in the past or the Icahn Company Designees; provided, that, with respect to any statement or announcement reflecting business criticism that is made in writing, the Company shall provide the Shareholders with a copy of such statement or announcement at least forty-eight (48) hours (such time to commence at the time notice is provided to the Shareholders in accordance with Section 6.1) prior to making such statement or announcement (or such earlier time as the Shareholders shall have made such statement public).  The foregoing shall not prevent the making of any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(c)            During the SpinCo Standstill Period:  (i) the Shareholders, their respective officers and directors and the Shareholders' controlled Affiliates shall refrain from making or causing to be made, by press release or similar public statement, whether written or oral, to the press or media (including via any form of social media), or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) SpinCo, its officers or directors or any person who has served as an officer or director of SpinCo or the Company in the past; provided, that, with respect to any statement or announcement reflecting business criticism that is made in writing, the Shareholders shall provide SpinCo with a copy of such statement or announcement at least forty-eight (48) hours (such time to commence at the time notice is provided to SpinCo setting forth such statement in accordance with Section 6.1) prior to making such statement (or such earlier time as SpinCo shall have made such statement public), and (ii) SpinCo, its Affiliates and their respective officers and directors shall refrain, from making or causing to be made, by press release or similar public statement, whether written or oral, to the press or media, or in an SEC filing, any statement or announcement that constitutes an ad hominem attack on (as distinct from objective statements or announcements reflecting business criticism) the Shareholders, their officers or directors or any person who has served as an officer or director of the Shareholders in the past or the Icahn FoodserviceCo Designee or Icahn CraneCo Designee, as applicable; provided, that, with respect to any statement or announcement reflecting business criticism that is made in writing, SpinCo shall provide the Shareholders with a copy of such statement or announcement at least forty-eight (48) hours (such time to commence at the time notice is provided to the Shareholders in accordance with Section 6.1) prior to making such statement or announcement (or such earlier time as the Shareholders shall have made such statement public).  The foregoing shall not prevent the making of any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

(d)            The Board during the Company Standstill Period, and the SpinCo Board during the SpinCo Standstill Period, shall not adopt a policy aimed specifically at precluding members of its board of directors from speaking to Mr. Icahn, and if asked by any  member of its board of directors, will advise such board member that he or she may speak to Mr. Icahn (but subject to the Confidentiality Agreement), if they are willing to do so (but may caution them regarding specific matters, if any, that involve conflicts between the Company or SpinCo, as applicable, and the Shareholders and may remind them of their fiduciary duties).

6.5            Governing Law
This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except that the laws (including common law) of the State of Wisconsin shall govern the provisions of this Agreement (including documents and instruments referred to herein) relating to matters involving the WBCL and legal principles applicable to corporations incorporated in Wisconsin and their directors and officers. The parties and their respective Representatives: (i) irrevocably and unconditionally consent and submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (ii) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 6.1 shall be effective service of process for any action, suit or proceeding brought against them; (iii) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Delaware; (iv) irrevocably waives the right to trial by jury; and (v) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.
6.6            Assignment
This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, without the express written consent of the other party.  This Agreement, however, shall be binding on successors of the parties hereto.
6.7            Amendments; Waivers
This Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

6.8            Entire Agreement
This Agreement (including the exhibits hereto) constitutes the entire agreement of all the parties and except as provided herein supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  No representation, warranty, promise, inducement or statement of intention has been made by any party that is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.  The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.
6.9            Counterparts
This Agreement may be executed in two or more counterparts (including by facsimile or .PDF transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.
6.10            Expenses
Except as otherwise explicitly provided for herein, all attorneys' fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.
6.11            Captions
The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.
6.12            Specific Performance
The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in damages.  It is accordingly agreed that the parties are entitled to seek an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity, and a party will not take any action, directly or indirectly, in opposition to another party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and the parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy or relief.
6.13            Severability
If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
6.14            Breaches by the Board
In the event of any breach of this Agreement of the obligations with respect to the Board or the SpinCo Board such breach shall be deemed a breach by the Company or SpinCo, as applicable.  Any such breach shall be subject to all remedies available to the Shareholders, including but not limited to Section 6.12.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
The Manitowoc Company, Inc.
By:/s/ Glen E. Tellock Glen E. Tellock, Chairman and CEO

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
By:  Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By:  Hopper Investments LLC, general partner
By:  Barberry Corp., its sole member

By:/s/ Vincent J. Intrieri Name: Vincent J. Intrieri Title: Senior Managing Director
ICAHN CAPITAL LP
By:  IPH GP LLC, its general partner
By:  Icahn Enterprises Holdings L.P., its sole member
By:  Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By:  Icahn Enterprises Holdings L.P., its sole member
By:  Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By:  Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:/s/ SungHwan Cho Name: SungHwan Cho Title: Chief Financial Officer

 /s/ Carl C. Icahn
Carl C. Icahn

EXHIBIT A
ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
ICAHN CAPITAL LP
IPH GP LLC
ICAHN ENTERPRISES HOLDINGS L.P.
ICAHN ENTERPRISES G.P. INC.
CARL C. ICAHN